SMALLCAP World Fund, Inc.

September 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$182,045
Class B	$999
Class C	$5,125
Class F1	$8,428
Class F2	$7,141
Total	$203,738
Class 529-A	$9,344
Class 529-B	$97
Class 529-C	$1,428
Class 529-E	$423
Class 529-F1	$843
Class R-1	$253
Class R-2	$4,501
Class R-3	$7,719
Class R-4	$8,016
Class R-5	$7,046
Class R-6	$14,371
Total	$54,041

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5410
Class B	$0.1900
Class C	$0.2489
Class F1	$0.5506
Class F2	$0.6786
Class 529-A	$0.5301
Class 529-B	$0.1359
Class 529-C	$0.2417
Class 529-E	$0.4349
Class 529-F1	$0.6090
Class R-1	$0.2653
Class R-2	$0.2682
Class R-3	$0.4393
Class R-4	$0.5727
Class R-5	$0.6891
Class R-6	$0.7084

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	336,383
Class B	4,019
Class C	20,202
Class F1	17,892
Class F2	12,827
Total	391,323
Class 529-A	18,186
Class 529-B	548
Class 529-C	5,892
Class 529-E	997
Class 529-F1	1,506
Class R-1	895
Class R-2	15,821
Class R-3	17,487
Class R-4	14,655
Class R-5	11,115
Class R-6	24,607
Total	111,709

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.91
Class B	$46.06
Class C	$45.54
Class F1	$48.51
Class F2	$49.03
Class 529-A	$48.59
Class 529-B	$46.52
Class 529-C	$46.27
Class 529-E	$47.87
Class 529-F1	$48.73
Class R-1	$46.56
Class R-2	$46.56
Class R-3	$47.79
Class R-4	$48.59
Class R-5	$49.46
Class R-6	$49.00